As filed with the Securities and Exchange Commission on April 12, 2023

Registration Statement No. 333-17379

Registration Statement No. 333-65854

Registration Statement No. 333-100160

Registration Statement No. 333-113761

Registration Statement No. 333-128987

Registration Statement No. 333-136322

Registration Statement No. 333-147970

Registration Statement No. 333-153424

Registration Statement No. 333-175707

Registration Statement No. 333-201867

Registration Statement No. 333-210716

Registration Statement No. 333-220912

Registration Statement No. 333-258228

Registration Statement No. 333-267473

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-17379

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-65854

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-100160

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-113761

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-128987

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-136322

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-147970

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-153424

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-175707

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-201867

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-210716

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-220912

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-258228

POST-EFFECTIVE AMENDMENT No. 1 to Registration Statement No. 333-267473

SEACHANGE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

04-3197974

(IRS Employer Identification No.)

177 Huntington Avenue, Suite 1703, PMB 73480

Boston, Massachusetts 02115

United States of America

(Address of principal executive offices)

Amended and Restated 1995 Stock Option Plan

1996 Non-Employee Director Stock Option Plan

1996 Employee Stock Purchase Plan

Second Amended and Restated 1996 Employee Stock Purchase Plan

2005 Equity Compensation and Incentive Plan

Third Amended and Restated 1996 Employee Stock Purchase Plan

Amended and Restated 2005 Equity Compensation and Incentive Plan

2011 Compensation and Incentive Plan

Amended and Restated 2011 Compensation and Incentive Plan

SeaChange International, Inc. 2015 Employee Stock Purchase Plan

Second Amended and Restated 2011 Compensation and Incentive Plan

2021 Compensation and Incentive Plan

Amended and Restated 2021 Compensation and Incentive Plan

(Full Title of the Plan)

Peter D. Aquino

Chief Executive Officer

SeaChange International, Inc.

177 Huntington Avenue, Suite 1703, PMB 73480

Boston, Massachusetts 02115

(978) 897-0100

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Robert S. Matlin

David A. Bartz

K&L Gates LLP

599 Lexington Avenue

New York, New York 10022

(212) 536-3900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (“Post-Effective Amendment No. 1”), filed by SeaChange International, Inc. (the “Company”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement No.  333-17379, filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 6, 1996, registering the offer and sale of up to 2,270,778 shares of the Company’s common stock, $0.01 par value per share (“Common Stock”);

•	Registration Statement No. 333-65854, filed with the SEC on July 25, 2001, registering the offer and sale of up to 6,275,000 shares of Common Stock;

•	Registration Statement No. 333-100160, filed with the SEC on September 27, 2002, registering the offer and sale of up to 250,000 shares of the Company’s Common Stock;

•	Registration Statement No. 333-113761, filed with the SEC on March 19, 2004, registering the offer and sale of up to 400,000 shares of Common Stock;

•	Registration Statement No. 333-128987, filed with the SEC on October 13, 2005, registering the offer and sale of up to 1,500,000 shares of Common Stock;

•	Registration Statement No. 333-136322, filed with the SEC on August 4, 2006, registering the offer and sale of up to 500,000 shares of Common Stock;

•	Registration Statement No. 333-147970, filed with the SEC on December 10, 2007, registering the offer and sale of up to 1,300,000 shares of Common Stock;

•	Registration Statement No. 333-153424, filed with the SEC on September 11, 2008, registering the offer and sale of up to 600,000 shares of Common Stock;

•	Registration Statement No. 333-175707, filed with the SEC on July 21, 2011, registering the offer and sale of up to 2,800,000 shares of Common Stock;

•	Registration Statement No. 333-201867, filed with the SEC on February 4, 2015, registering the offer and sale of up to 2,500,000 shares of Common Stock;

•	Registration Statement No. 333-210716, filed with the SEC on April 13, 2016, registering the offer and sale of up to 1,150,000 shares of Common Stock;

•	Registration Statement No. 333-220912, filed with the SEC on October 11, 2017, registering the offer and sale of up to 4,000,000 shares of Common Stock;

•	Registration Statement No. 333-258228, filed with the SEC on July 28, 2021, registering the offer and sale of up to 4,896,878 shares of Common Stock; and

•	Registration Statement No. 333-267473, filed with the SEC on September 16, 2022, registering the offer and sale of up to 3,000,000 shares of Common Stock.

This Post-Effective Amendment No. 1 is being filed by the Company, as part of its plan to (i) terminate all offerings under the Registration Statements and (ii) withdraw and deregister any and all of the Common Stock registered for issuance on the Registration Statements but remaining unsold as of the date hereof.

The Company hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of the offerings, hereby removes from registration any and all of such securities registered and remaining unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on April 12, 2023.

SEACHANGE INTERNATIONAL, INC.

By:	/s/ Peter D. Aquino
Peter D. Aquino Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.